                             ARTICLES OF AMENDMENT
                                       TO
                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.



     Charles E. Smith Residential Realty, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Section 2-607(2) of the Annotated Code of Maryland (the "Code") and Section 9(a)(6) of the Corporation's Articles of Amendment and Restatement of Articles of Incorporation (the "Articles") that:

     FIRST:    Article VI, Section 6(a) of the Articles provides that the total number of shares of capital stock of all classes which the Corporation has the authority to issue is 145,000,000 shares each with a par value of $.01, classified as (i) 95,000,000 shares of Common Stock, (ii) 45,000 shares of Excess Common Stock, and (iii) 5,000,000 unclassified shares.

     SECOND:   To date, the Corporation has issued and sold approximately 17.5 million shares of Common Stock and an aggregate of 3,857,491 shares of Preferred Stock in three separate series designated and classified as follows: (i) 2,640,325 Series A Cumulative Convertible Redeemable Preferred Shares, par value $.01 per share; (ii) 1,216,666 Series B Cumulative Convertible Redeemable Preferred Shares, par value $0.1 per share; and (iii) 500 Series C Cumulative Convertible Preferred Shares, par value $.01 per share.

     THIRD:    Pursuant to Article VI, Section 6(a) of the Articles, the Board
of Directors of the Corporation is empowered to classify and reclassify any unissued shares of capital stock.

     FOURTH:   On January 27, 1998, the Board of Directors deemed it to be in the best interests of the Corporation and its shareholders to increase the flexibility of the Corporation to support future offerings of preferred stock by increasing the current number of shares of preferred stock of the Corporation.

     FIFTH:    Pursuant to authority granted by Article VI, Section 6(a) and as previously supplemented, a majority of the entire Board of Directors on January 27, 1998 adopted a resolution reclassifying 15,000,000 authorized but unissued shares of Common Stock of the Corporation as Preferred Stock, with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption, and other characteristics to be determined only at the time of issuance and sale of such Preferred Stock by the adoption of appropriate Articles Supplementary by the Board of Directors pursuant to Section 2-208 of the Code, such Articles Supplementary to be in such form as the officers of the Corporation may deem necessary or advisable.

     SIXTH:    The first two sentences of Section 6(a) of the Articles are hereby amended and restated in their entirety as follows:

               "The total number of shares of capital stock of all three classes which the Corporation has authority to issue is 145,000,000 shares (par value $.01 per share), of which (i) 80,000,000 shares are classified as common stock having a par value of $.01 per share (the "Common Stock"), amounting to an aggregate par value of $800,000, (ii) 45,000,000 shares are classified as excess stock having a par value of $.01 per share (the "Excess Stock"), amounting to an aggregate par value of $450,000 and (iii) 18,857,491 shares are classified as preferred stock having a par value of $.01 per share (the "Preferred Stock", amounting to an aggregate par value of $188,575. The remaining 1,142,509 shares are not classified."

  SEVENTH: No stock entitled to be voted on relating to the reclassification of Common Stock pursuant to these Articles of Amendment was outstanding or subscribed for at the time of approval of such reclassification by the Board of Directors of the Corporation.

                      [Page Break Intentionally Inserted]

  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Amendment and Restatement of Articles of Incorporation of the Corporation to be duly executed by its President and attested by its Secretary this 23th day of December, 1998.


                         CHARLES E. SMITH
                         RESIDENTIAL REALTY, INC.



                         By:     /s/ Ernest. A. Gerardi, Jr.
                                --------------------------------
                         Name:  Ernest A. Gerardi, Jr.
                         Title: President


  I, Robert D. Zimet, Secretary, hereby acknowledge on behalf of Charles E. Smith Residential Realty, Inc. that the foregoing Articles of Amendment to the Articles of Amendment and Restatement of Articles of Incorporation of the Corporation are the corporate act of said corporation under the penalties of perjury.

Attest:


/s/ Robert D. Zimet
-------------------
Robert D. Zimet
Secretary